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                                                                 EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in Registration Statement No. 33-73206 on Form S-8 of Rodman & Renshaw Capital Group, Inc. and in Registration Statement No. 33-56951 on Form S-8 of Rodman & Renshaw Capital Group, Inc. of our report dated February 26, 1996, on our audit of the consolidated financial statements of Rodman & Renshaw Capital Group, Inc. as of December 31, 1996 and December 31, 1995 and for the years ended December 31, 1996 and December 31, 1995, and for the Transition Period from June 25, 1994 through December 31, 1994, which report is included in this Annual Report on Form 10-K.


/s/Coopers & Lybrand L.L.P.
Chicago, Illinois
April 15, 1997